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Mark Herr (News Media) 212-770-3505

Teri Watson (Investment Community) 212-770-7074
AIG DISCLOSES HEALTH CONDITION OF CEO BOB BENMOSCHE
NEW YORK, October 25, 2010 — American International Group, Inc. (AIG) today announced that its President and Chief Executive Officer, Robert H. Benmosche, has been diagnosed with cancer and is undergoing aggressive chemotherapy.
     “The good news is that I feel fine, and I continue to work according to my normal schedule. As for my long-term prognosis — I will have a better idea over the next couple of months of what that will look like as I continue to undergo treatment and my doctors refine their diagnosis. All that said, I remain absolutely committed to my job, to AIG, and to all of our stakeholders,” Mr. Benmosche said. “AIG is executing on an established, clear roadmap to repay taxpayers. Just in the last week we have made extraordinary progress on a key asset divestiture. I am confident in our momentum, and, with our employees, fully committed to delivering on AIG’s core priorities: repaying taxpayers, meeting all of the company’s obligations to its various stakeholders, and restructuring the company so that it emerges as a smaller, more focused enterprise worthy of investor confidence.”
     Robert S. “Steve” Miller, Chairman of the AIG Board of Directors, said, “Our thoughts and prayers are with Bob and his family at this time. In the last year, Bob has made a profound impact on AIG, and under his leadership, AIG has built a very strong management team that is working hard to repay taxpayers. Speaking for the Board, we have every confidence that we will all continue to work together smoothly and without interruption as AIG executes its repayment roadmap. At the same time, we will make sure that we engage in appropriate contingency planning to ensure management continuity.”
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     AIG is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not statements of historical facts and are subject to risks and uncertainties. These statements may address, among other things, future plans of AIG and its management. AIG does not undertake any obligation to update or alter any statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
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American International Group, Inc.
70 Pine Street, New York, NY 10270